Exhibit 99.1

FOR IMMEDIATE RELEASE

GOLD RESOURCE CORPORATION TO ACQUIRE AQUILA RESOURCES INC. TO FORM DIVERSIFIED NORTH
AMERICAN PRECIOUS AND BASE METALS PRODUCER

DENVER, COLORADO – September 7, 2021 – Gold Resource Corporation ( “GORO” or the “Company”)) (NYSE American: GORO) is pleased to announce that it has entered into a binding letter agreement (the “Letter Agreement”) with Aquila Resources Inc. (“Aquila”) (TSX:AQA; OTCQB:AQARF) setting out certain key terms of a proposed acquisition by GORO of all the issued and outstanding common shares of Aquila by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Transaction”).

Pursuant to the Transaction, which is subject to the entering into of a definitive arrangement agreement (the “Arrangement Agreement”), GORO will acquire all the issued and outstanding Aquila shares for 0.0399 of a GORO share per Aquila share (the “Exchange Ratio”). Based upon the 20-day volume-weighted average price (“VWAP”) of GORO’s shares on the NYSE American stock exchange on September 3, 2021, being the last trading day prior to the date of the Letter Agreement, the Exchange Ratio represents a 29% premium to the 20-day VWAP of Aquila’s shares on the Toronto Stock Exchange as of such date. The Exchange Ratio represents consideration of C$0.09 per Aquila share (the “Per Share Price”), reflecting a premium of 12.5%, based upon the closing prices of the Aquila shares and the GORO shares on September 3, 2021. The Per Share Price implies an aggregate acquisition price for 100% of the outstanding Aquila shares of approximately C$30.9 million.

Upon closing of the Transaction, the existing GORO and Aquila shareholders will own approximately 85.1% and 14.9%, respectively, of the combined company on a fully diluted basis.

Strategic Rationale for the Transaction

Commenting on the entering into of the Letter Agreement, Allen Palmiere, President and Chief Executive Officer of GORO, said: “This proposed business combination offers an attractive opportunity to the shareholders of both GORO and Aquila. By combining our complementary assets, we will enhance our mineral inventory and add jurisdictional diversification to our project portfolio. The combined company will become a new intermediate gold producer following the commencement of production at Aquila’s Back Forty Project, and its shareholders can look forward to the potential of a company that is expected to benefit from a peer leading growth profile, underpinned by a healthy balance sheet and strong cash flow capable of supporting the development of the Back Forty Project. We look forward to entering into the Arrangement Agreement with Aquila and successfully completing the Transaction.”

Further details of the benefits of the Transaction to GORO and Aquila shareholders include the following:

•	Immediate and Significant Premium to Aquila Shareholders. Based on the 20-day VWAPs of the GORO shares and the Aquila shares, the Transaction offers an immediate and significant premium to Aquila’s shareholders of 29%. Given the current market environment and lack of liquidity for the shares of Aquila, GORO believes that this a compelling value proposition.

•	Accretive Transaction for GORO Shareholders in the Short and Medium Term. The Transaction is expected to be immediately accretive to GORO shareholders on a net asset value basis, and to be similarly accretive to GORO shareholders upon the commencement of production at the Back Forty Project, which is anticipated to occur in late 2024.

•	Enhanced Market Presence and Re-Rating Potential. GORO currently benefits from inclusion in the VanEck Junior Gold Miners ETF (the “GDXJ”) and from an average daily trading volume of approximately 1 million shares, trailing three months. The Transaction is intended to result in the Back Forty Project being placed into production on a more accelerated basis, funded by cash flow generation, thus elevating the combined company to intermediate producer status. Following the completion of the Transaction, GORO is expected to continue to be included in the GDXJ and to benefit from an enhanced capital markets profile in the United States and Canada, as well as increased trading liquidity and broadened appeal to global index, resource, and generalist investors. This offers the potential for a re-rating to a multiple more in line with other intermediate gold producers.

•	Enhanced Project and Jurisdictional Diversification. Each of GORO and Aquila is currently a single-asset, single-jurisdiction company. Through the Transaction, GORO and Aquila shareholders will have the opportunity to participate in the ongoing growth of a multi-jurisdictional, diversified precious and base metal producer with exposure to gold, silver, zinc, copper and lead through GORO’s producing Don David Gold Mine in Oaxaca, Mexico and Aquila’s Back Forty Project in Menominee County, Michigan. It is anticipated that Aquila’s previously announced sale of its Bend and Reef exploration properties will be completed prior to the completion of the Transaction.

•	Growth Profile and Financial Strength of Combined Company. The combined company is expected to benefit from a peer leading growth profile, a robust balance sheet with no debt and cash of US$30.2 million at June 30, 2021, free cash flow generation from its Don David Gold Mine and the synergies that generally accrue from scale in the areas of general and administrative expenses, from less duplication of salaries, wages and other public company expenses, improved concentrate sales and marketing and supply chain efficiencies. Its position of financial strength is expected to result in an improved ability to access required additional financing to fund the Back Forty Project’s capital expenditures.

•	Significantly Improved Gold Resource Profile. Based upon the parties’ respective public disclosure and GORO’s technical due diligence to date on the Back Forty Project, GORO anticipates that its gold resources have the potential to increase by in excess of 500% upon completion of the Transaction.

•	Experienced Management Team. The combined company will benefit from GORO’s and Aquila’s technical and operational teams’ expertise in polymetallic open pit and underground mines. The GORO executive team has a demonstrated record of success in developing and operating mining projects in the Americas.

•	Demonstrated Consistent Dividend History. Post-Transaction, GORO intends to continue to pay dividends in accordance with its past practice. The next quarterly dividend of US$0.01 per GORO share, payable to shareholders of record on September 15, 2021, represents more than ten years of consistent dividend payments by GORO to investors.

Support for the Transaction from Key Aquila Stakeholders

Aquila’s largest shareholder, Orion Mine Finance (“Orion”), which holds 28.6% of the issued and outstanding Aquila shares, has confirmed to GORO that it is supportive of the Transaction. Subject to its review of the proposed Arrangement Agreement, Orion has indicated its intention to enter into a voting support agreement in favor of the Transaction, on terms to be agreed between GORO and Orion, contemporaneously with the execution of the Arrangement Agreement. The Letter Agreement also provides for the delivery of voting support agreements by each of Aquila’s directors and officers at such time (together with the aforementioned Orion agreement, the “Support Agreements”).

Osisko Gold Royalties, which is a party to gold and silver stream agreements with Aquila relating to the Back Forty Project, has also confirmed that it considers GORO to be an approved purchaser under those agreements, and that it is supportive of the proposed Transaction.

Board Approvals

The Letter Agreement has been unanimously approved by the boards of directors of both GORO and Aquila. The Aquila board’s approval of the Letter Agreement was based in part on the unanimous recommendation of a special committee of independent directors of Aquila which was appointed to consider the Transaction.

Arrangement Agreement and Transaction Approvals

The Letter Agreement provides for a period of up to 45 days of exclusive negotiations by Aquila with GORO (the “Exclusivity Period”) with a view to entering into a mutually acceptable Arrangement Agreement and provides that the Arrangement Agreement will reflect the Exchange Ratio and other economic terms set out in the Letter Agreement. The Arrangement Agreement will contain customary representations and warranties, covenants, closing conditions and deal protection mechanisms for a transaction of this nature, including a break fee payable by Aquila to GORO equal to 4.0% of the total Transaction value in the event of termination of the Arrangement Agreement under certain circumstances.

The entering into of the Arrangement Agreement is subject to certain conditions set out in the Letter Agreement, including (i) the satisfaction of each of GORO and Aquila with its respective ongoing due diligence investigations, (ii) the receipt by Aquila’s board of directors of a written fairness opinion from its financial advisor that as of the date of the Letter Agreement, the consideration proposed to be received by the Aquila shareholders pursuant to the Transaction is fair, from a financial point of view, to the Aquila shareholders, (iii) the approval of the Arrangement Agreement by the boards of directors of each of GORO and Aquila, and (iv) the entering into of the Support Agreements and certain other arrangements with third parties under certain of Aquila’s material contracts on a basis acceptable to GORO. The Letter Agreement also provides that if the Arrangement Agreement is not entered into in certain circumstances, Aquila will reimburse GORO for certain of its expenses incurred in connection with the proposed Transaction.

The Transaction will require the approval of at least 66⅔% of the votes cast in person or by proxy at a special meeting of Aquila shareholders. The Transaction is also subject to Ontario court approval and the receipt of applicable regulatory approvals. The parties anticipate that the Aquila special shareholder meeting and the closing of the Transaction will take place in the fourth quarter of 2021. The Transaction will not require the approval of GORO’s shareholders.

A copy of the Letter Agreement will be filed with the Securities and Exchange Commission on Form 8K and will be available on GORO’s website under the Reports and Filings tab located in the Investors section located here: https://goldresourcecorp.com/investors/reports-and-filings/.

Advisors

Fasken Martineau DuMoulin LLP and Davis Graham & Stubbs LLP are GORO’s Canadian and U.S. legal advisors, respectively, and Beacon Securities Limited is GORO’s financial advisor.

Conference Call and Live Webcast

Management of GORO will host a conference call and live webcast at 10:00 a.m. Toronto time / 8:00 a.m. Denver time on September 8, 2021, to discuss the Transaction. Please use the following information to access the call and/or webcast:

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer will host a live question and answer (Q&A) session.

There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://www.webcaster4.com/Webcast/Page/2361/42777

To join the call via telephone please use one of the following dial-in details:

Participant Numbers:

Toll Free: 844-602-0380

International: 862-298-0970

Replay Number: Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 42777

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About Gold Resource Corporation

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of a new board and senior leadership, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine. For more information, please visit GORO’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

About Aquila Resources Inc.

Aquila Resources Inc. is a development-stage company focused on high grade and gold-rich projects in the Upper Midwest, USA. The company is currently focused on advancing pre-construction activities for its 100%-owned high grade and gold-rich Back Forty Project in Michigan.

Forward-Looking Information and other Cautionary Statements

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “plan”, “target”, "anticipate", "believe", "estimate", "intend", “propose”, “potential” and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation: statements regarding the proposed Transaction (including the anticipated terms and conditions of the Arrangement Agreement and Support Agreements, and the receipt of shareholder, court and regulatory approvals for the Transaction); the potential strategic benefits of the Transaction and expectations regarding the combined company (including its growth profile and resource profile, the development of the Back Forty Project, cash flow generation from the Don David Gold Mine, its market presence and re-rating potential and expectations regarding the payment of dividends); and timing expectations for all of the foregoing. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Such risks and uncertainties and other factors that could cause actual results and future to differ from those expressed or implied by the forward-looking statements include, but are not limited to: the ability of the Company and Aquila to negotiate the Arrangement Agreement and the satisfaction of the conditions precedent to the execution of the Arrangement Agreement (including the satisfaction of each of GORO and Aquila with their respective due diligence investigations, the approval of the Arrangement Agreement by the boards of directors of each of GORO and Aquila, and the execution of the Support Agreements); the satisfaction of all conditions precedent to closing the Transaction (including the obtaining of all shareholder, court and regulatory approvals); inherent risks of mining exploration, development and production operations; economic factors affecting the Company and/or Aquila; the integration of the businesses of the Company and Aquila; political conditions and the regulatory environment in the United States and Mexico; and the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic. Additional factors that could cause or contribute to such differences include, but are not limited to, those discussed in the periodic and current reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

For further information please contact:

Gold Resource Corporation

Ann Wilkinson, VP, IR and Corporate Affairs

Phone: 720-459-3851

E-mail: Ann.Wilkinson@GRC-usa.com

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